EXHIBIT 4.11

THIS WARRANT, AND ANY LIMITED LIABILITY COMPANY UNITS ACQUIRED UPON THE EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY OTHER APPLICABLE SECURITIES LAWS. THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS WARRANT NOR ANY OF SUCH UNITS MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES LAW, OR RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT. NEITHER THIS WARRANT NOR ANY OF SUCH UNITS MAY BE TRANSFERRED EXCEPT UPON THE CONDITIONS SPECIFIED IN THIS WARRANT, AND NO TRANSFER OF THIS WARRANT OR ANY OF SUCH UNITS SHALL BE VALID OR EFFECTIVE UNLESS AND UNTIL SUCH CONDITIONS SHALL HAVE BEEN COMPLIED WITH. TRANSFER OF THIS WARRANT OR ANY OF SUCH UNITS IS FURTHER RESTRICTED AS PROVIDED IN THE COMPANY’S AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT DATED (THE “OPERATING AGREEMENT”), A COPY OF WHICH IS AVAILABLE AT THE COMPANY’S OFFICES.

Certificate No. W - 1	Date of Issuance: May 9, 2008

UNIT PURCHASE WARRANT

To Purchase Class A

Limited Liability Company Units of

BLACKHAWK BIOFUELS, LLC

THIS CERTIFIES THAT, for value received, the receipt and sufficiency of which is hereby acknowledged:

Subject to the conditions set forth herein, REG Ventures, LLC, with its principal offices at 416 S. Bell Avenue, Ames, Iowa 50010, together with any of its registered assigns or any transferee of all or any portion of its rights hereunder (the “Holder” or “Holders”), is entitled to subscribe for and purchase from Blackhawk Biofuels, LLC, a Delaware limited liability company (the “Company”), at any time or from time to time after the date hereof and continuing during the Exercise Period (as hereinafter defined), Fifty-one Thousand Five Hundred Sixty-three (51,563) fully paid and nonassessable Class A limited liability company units of the Company (the “Units”), at an exercise price of $.01 per Unit (the “Exercise Price”), subject to adjustment from time to time pursuant to the provisions of this Warrant (the “Warrant Units”). This Warrant is subject to the following provisions, terms and conditions:

Definitions . For the purpose of the Warrants, the following terms, whether or not capitalized or underlined in the text of this Warrant, shall have the following meanings:

“Capital Units” shall mean any and all shares, interests, participations, or other equivalents (however designated) of capital units of the Company.

“Company” shall have the meaning specified in the introduction to this Warrant, and shall include any corporation or business entity resulting from the merger, consolidation, or conversion of the Company.

“Exercise Agreement” shall have the meaning specified in paragraph 2(a) hereof.

“Exercise Period” shall have the meaning specified in paragraph 2(b) hereof.

“Exercise Price” shall have the meaning specified in the introduction to this Warrant.

“Trading Days” shall mean any days during the course of which the principal securities exchange on which the Common Stock is listed or admitted to trading is open for the exchange of securities.

“Unit(s)” shall have the meaning specified in the introduction to this Warrant.

“Warrant(s)” shall mean this Warrant of even date herewith, including all amendments to any such Warrants and all warrants issued in exchange, transfer or replacement therefor.

“Warrant Units” shall have the meaning specified in the introduction to this Warrant.

2. Exercise of Warrant.

(a) Exercise Agreement. While this Warrant remains outstanding and exercisable in accordance with subparagraph 2(a) below, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby: (i) the surrender of the Warrant, together with a completed Exercise Agreement in the form attached hereto (“Exercise Agreement”) to the Secretary of the Company at its principal offices, (ii) the payment to the Company of an amount equal to the aggregate Exercise Price, for the number of Warrant Units being purchased, in cash (in the form of immediately available funds in U.S. Dollars); and (iii) full compliance with the other applicable provisions of this Warrant.

(b) Exercise Period. This Warrant is exercisable at any time from and after the date hereof (the “Exercise Period”) as follows: 20% of the Warrant Units through the one (1) year period from the date of this Warrant and an additional 20% of the Warrant Units on each one (1) year anniversary of this Warrant.

(c) Issuance of Certificates. Certificates for the Warrant Units, representing the aggregate number of Units specified in said Exercise Agreement, shall be delivered to the Holder within a reasonable time, not exceeding five (5) business days, after the rights represented by this Warrant shall have been so exercised. The Unit certificate or certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of said Holder or such other name as shall be designated by said Holder (subject to the transfer restrictions applicable to this Warrant and to Units purchased upon exercise of this Warrant). If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of said Unit certificates(s), deliver to said holder a new Warrant representing the right to purchase the number of Units with respect to which this Warrant shall not then have been exercised. The Company shall pay all expenses and charges payable in connection with the preparation, execution and delivery of Unit certificates (and any new Warrants) pursuant to this paragraph 2 except that, in case such Unit certificates shall be registered in a name or names other than the Holder of this Warrant or such Holder’s nominee, funds sufficient to pay all Unit transfer taxes which shall be payable in connection with the execution and delivery of such Unit certificates shall be paid by the Holder to the Company at the time of delivery of such Unit certificates by the Company as mentioned above.

(d) No Fractional Shares. This Warrant shall be exercisable only for a whole number of Warrant Units. No fractions of Units, or scrip for any such fractions of Units, shall be issued upon the exercise of this Warrant.

3. Units to be Fully Paid; Reservations of Units. The Company covenants and agrees that all Warrant Units will be duly authorized and validly issued and upon issuance in accordance with the terms and conditions hereof, will be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Company covenants and agrees that it will from time to time take all such action as may be required to assure that the par value per Warrant Unit is at all times equal to or less than the Exercise Price then in effect. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company shall at all times reserve and keep available out of its authorized but unissued Units, solely for the purpose of effecting the exercise of the rights represented by this Warrant and any other Warrants, such number of its Units as shall from time to time be sufficient to effect the exercise of all then outstanding Warrants; and if at any time the number of authorized but unissued Units shall not be sufficient to effect the exercise of all then outstanding Warrants, in addition to such other remedies as shall be available to the Holder, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Units to such number of Units as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite member approval of any necessary amendment to the Certificate or Articles of Organization

4. Anti-Dilution Provisions. The number, rights and privileges of the Units issuable upon exercise of this Warrant shall be subject to the following adjustments:

a. Subdivisions, Combinations and Stock Dividends. If the Company shall at any time prior to the expiration of this Warrant subdivide its Units, by split up or otherwise, or combine its Units, or issue additional Units as a dividend with respect to any Units, the number of Warrant Units issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or Units dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Warrant Units purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this subparagraph 4(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

b. Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(b), then, in each such case for the purpose of this subsection 4(b), provision shall be made by the Company such that the Holder shall receive upon exercise of this Warrant a proportionate share of any such distribution s though it were the holder of the Units as of the record date fixed for the determination of the Unit holders of the Company entitled to receive such distribution.

c. Reclassification, Reorganization and Consolidation. If the Company shall effect any reclassification or similar change of the outstanding shares of the Company’s Capital Units (other than as set forth in subparagraph 4(a) or 4(b) above), or a consolidation or merger of the Company with another corporation, this Warrant shall, after such reorganization, reclassification, consolidation, or merger, be exercisable only for the number of Capital Units or other properties, including cash, to which a holder of the number of Units deliverable upon exercise of this Warrant would have been entitled upon such reorganization, reclassification, consolidation or merger if this Warrant had been exercised immediately prior to the effective date of such event; and, in any such case, appropriate adjustments shall be made in the application of the provisions set forth in this Section 4 with respect to the rights and interest thereafter of the Holder in order that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the exercise rights in this Section 4 ) shall thereafter be applicable, as nearly as equivalent as may be practicable, to any shares of stock or other securities thereafter deliverable upon the exercise of this Warrant.

d. Notice of Transaction. The Company shall give written notice to the Holder at least ten (10) business days prior to the consummation of any transaction within the scope of clause (a) through (c) of this paragraph 4 and provide in such written notice a brief description of the terms and conditions of such transaction.

e. Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Capital Units or other securities or property thereafter purchasable upon exercise of this Warrant.

5. Certain Agreements of the Company. The Company covenants and agrees that:

a. Certain Actions Prohibited. The Company will not, by amendment of its Certificate or Articles of Organization or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of this Warrant and will take all such actions as may reasonably be requested by the Holder of any Warrant in order to protect the exercise privilege of the Holders of the Warrants against impairment.

b. Successors and Assigns. This Warrant will be binding upon any entity succeeding to the Company by merger or consolidation.

c. Issuance of Warrant Securities. If the issuance of any Warrant Units required to be reserved for purposes of exercise of this Warrant is required to be registered with or approved by any federal or state governmental authority under any federal or state law (other than any registration under the Act or state securities laws), before such Warrant Units may be issued upon exercise of this Warrant, the Company will, at its expense, use its best efforts to cause such shares to be so registered or approved, at such time, so that such shares may be issued in accordance with the terms hereof.

6. Issue Tax. The issuance of certificates for Warrant Units upon the exercise of Warrants shall be made without charge to the Holders of such Warrants or such shares for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder of the Warrant exercised.

7. Closing of Books. Subject to paragraph 9, the Company will at no time close its transfer books against the transfer of any Warrant, of any Warrant Units issued or issuable upon the exercise of any Warrant, or in any manner interfere with the timely exercise of this Warrant.

8. No Rights or Liabilities as a Holder of Units. This Warrant shall not entitle the Holder to any voting rights or other rights as a holder of Units of the Company. No provision of this Warrant, in the absence of affirmative action by the Holder to purchase Warrant Units, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of such Holder for the Exercise Price or as a holder of Units of the Company, whether such liability is asserted by the Company or by creditors of the Company.

9. Transfer and Exchange.

a. Transfers. This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws and the Operating Agreement, by the Holder or the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company). Subject to the terms of this Warrant with respect to compliance with applicable securities laws and the Operating Agreement, this Warrant may be transferred, in whole or in part, to any person or business entity, by presentation of the Warrant to the Company with written instructions for such transfer. Upon such presentation for transfer, the Company shall promptly execute and deliver a new Warrant or Warrants in the form hereof in the name of the assignee or assignees and in the denominations specified in such instructions.

b. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder), for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of Units which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by said Holder at the time of such surrender.

c. Replacement of Warrant. Upon receipt of written notice from a Holder or other evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate for the Warrant Units and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or Unit certificate, the Company will make and deliver a new Warrant or Unit certificate in lieu of the lost, stolen, destroyed or mutilated Warrant or Unit certificate.

d. Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any exchange, transfer or replacement as provided in this paragraph 9, this Warrant shall be promptly canceled by the Company. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this paragraph 9

e. Compliance With Securities Laws.

(i) The Holder of this Warrant represents and warrants that this Warrant and the Warrant Units to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Units to be issued upon exercise hereof except under circumstance that will not result in a violation of the Act or any state securities laws. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Warrant Units so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

(ii) This Warrant and all Warrant Units issued upon exercise hereof or conversion thereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES AND ANY SECURITIES ISSUED HEREUNDER OR THEREUNDER MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY OTHER APPLICABLE LAWS.

10. Lock Up. In the event the Company shall undertake its first sale to the public pursuant to a registration statement of the Company filed under the Act, each Holder shall agree in writing, in form and substance customary for similar transactions, if requested by the managing underwriter or underwriters hereof, not to lend, offer, pledge, sell, contract to sell (including, without limitation, any short sale), sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Units or other securities of the Company convertible into or exercisable or exchangeable for Units held by such Holder immediately before the effective date of the registration statement for such offering, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Units (whether any such transaction as described in this subsection is to be settled by delivery of Units or such other securities, in cash or otherwise, except for securities to be sold to such underwriter pursuant to such registration statement); provided, however, that:

(a) such period shall not exceed one hundred eighty (180) days after the effective date of the registration statement, except that such 180-day period may be extended for not more than eighteen (18) days if such extension is reasonably necessary to allow the Company’s underwriters to comply with NASD Conduct Rule 2711 (or any similar successor rule); and

(b) the Company’s directors, officers and holders of Units individually owning more than one percent (1%) of the Company’s outstanding Units also agree to such limitations.

The Company may impose stop-transfer instructions with respect to the Units or other securities of the Company convertible into or exercisable or exchangeable for Units subject to the foregoing restriction until the end of such 180-day period (or the extended period set forth above).

11. Miscellaneous.

(a) Notices. All notices and other communications required or permitted hereunder shall be in writing, and shall be deemed to have been delivered on the date delivered by hand, telegram, facsimile or by similar means, on the first (1st) day following the day when sent by recognized courier or overnight delivery service (fees prepaid), or on the third (3rd) day following the day when deposited in the mail, registered or certified (postage prepaid), addressed: (i) if to a Holder of any Warrant, at the registered address of such Holder as set forth in the register kept by the Company at its principal office with respect to the Warrants, or to such other address as such Holder may have designated to the Company in writing, and (ii) if to the Company, at 22 S. Chicago Avenue, Freeport, Illinois 61032-4230, Attention: Chief Executive Officer or addresses as the Company may have designated in writing to each Holder of any of the Warrants at the time outstanding; provided, however , that any such communication to the Company may also, at the option of any Holder, be either delivered to the Company at its address set forth above or to any officer of the Company.

(b) Governing Law. THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

(c) Remedies. The Company stipulates that the remedies at law of the Holders in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

(d) Amendments. This Warrant and any provision hereof may be amended, changed, waived, discharged or terminated only by a written instrument signed by the Holder and an authorized representative of the Company.

(e) Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

(f) Successors and Assigns. Subject to the restrictions and requirements of this Warrant, the terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer this 9th day of May, 2008.

HOLDER: REG VENTURES, LLC

By:	/S/ Daniel J. Oh
Daniel J. Oh, President

COMPANY: BLACKHAWK BIOFUELS, LLC

By:	/S/ Ronald L. Mapes
Ronald L. Mapes, Chair

UNIT PURCHASE WARRANT SIGNATURE PAGE

FORM OF EXERCISE AGREEMENT

To: Blackhawk Biofuels, LLC

Attention: Chief Executive Officer

The undersigned hereby elects to exercise this Warrant for                                              Class A limited liability Company Units of Blackhawk Biofuels, LLC pursuant to the terms of the Warrant.

The undersigned is acquiring such Units for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

HOLDER: REG VENTURES, LLC

Date:
Name:
Its:

Address:

Name in which Units should be registered: